Exhibit 99.2

This exchange offer (the “Offer”) is being made for the ordinary shares of Magic Software Enterprises Ltd. (the “Issuer”) by Matrix IT Ltd. (the “Offeror”), each of which is a company incorporated in Israel. The Offer and information distributed in connection with the Offer are subject to disclosure requirements of Israel that are different from those of the United States. Financial statements and financial information included in the document, if any, have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards) that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since the Issuer and the Offeror are located in Israel, and some or all of their officers and directors may be residents of Israel or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Matrix IT Ltd.

(the "Company")

February 24, 2026

To Tel Aviv Stock Exchange Ltd. http://www.maya.tase.co.il	To Israel Securities Authority www.magna.gov.il

RE: Notice of Completion of the Merger Transaction with Magic and Results of the Offering pursuant to the Shelf Offering Report in connection with the Merger Transaction

Pursuant to Regulation 36 of the Securities Regulations (Periodic and Immediate Reports), 5730-1970, pursuant to Section 30 of the Israeli Securities Law, 5728-1968 and the Securities Regulations (Notice of Results of an Offering under a Prospectus), 5729-1969, and further to the Company’s reports1 regarding its entry into a reverse triangular merger transaction pursuant to a merger agreement dated November 3, 2025, among the Company, Magic Software Enterprises Ltd. ("Magic") and Magitrix Ltd. (the "Merger Transaction" and the "Merger Agreement", as applicable), the Company is pleased to update that    further to the satisfaction of all conditions precedent to the completion of the Merger Transaction, including the receipt of the Merger Certificate from the Israeli Registrar of Companies, the Merger Transaction was completed today. As part of the completion of the Merger Transaction, the Company acquired all of the issued and paid-up share capital of Magic, and in consideration thereof, the Company allotted to Magic’s shareholders, as they were immediately prior to the opening of trading today on the TASE and on Nasdaq, pursuant to the Shelf Offering Report (as defined in footnote 1 below), the merger consideration shares, namely 0.5878202 ordinary shares of the Company, par value NIS 1.00 each (the "Ordinary Shares"), for each Magic share, and in the aggregate 28,861,564 Ordinary Shares of the Company. Following the completion of the transaction, Magic is a wholly owned private subsidiary of the Company.

Sincerely,

Matrix IT Ltd.

By: Nevo Brenner, CFO

And Adv. Yifat Givol, General Counsel and Company Secretary

_________________

[1]	The Company’s notice of a special general meeting dated November 3, 2025 (Reference No.: 2025-01-083233); the Company’s shelf offering report dated December 3, 2025 (Reference No.: 2025-01-096297) (the "Shelf Offering Report"); the Company’s immediate report dated February 5, 2026 (Reference No.: 2026-01-012685); the Company’s immediate report dated February 18, 2026 (Reference No.: 2026-01-016029); and the Company’s immediate report dated February 24, 2026 (Reference No.: 2026-01-017191).